NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Brian Gillman
	410 N. 44th St.		602-685-4051
Phoenix, AZ 85008
Mesa Places Chief Financial Officer on Administrative Leave
Investigation Not Related to Finances of Company
PHOENIX, Sept. 21, 2007 /PRNewswire-FirstCall/ — Mesa Air Group, Inc. (Nasdaq: MESA) today announced its Board of Directors has placed the Company’s Chief Financial Officer, George “Peter” Murnane III, on administrative leave while the Company investigates matters relating to Mr. Murnane’s conduct during the course of the Company’s ongoing litigation with Hawaiian Airlines. This review was initiated by the Company following reports by persons outside of the Company of potential misconduct. The alleged misconduct does not involve the financial controls, financial statements or operations of the Company.
“Peter has served Mesa and its shareholders well for many years,” said Mesa Chairman and CEO, Jonathan Ornstein. “While it would be inappropriate to discuss the specific nature of this matter while an internal review is ongoing, we are able to confirm to shareholders that the conduct being investigated does not involve the financial operations or performance of the Company.”
The administrative leave will be for a period of up to 90 days, pending the Company’s completion of its review of this matter. The Company cannot predict the outcome of this investigation. Until the investigation is complete, William Hoke, Vice President of Finance will continue to be responsible for the financial and accounting functions of the Company and will perform the duties of Mr. Murnane.
Mr. Ornstein continued “Our policy is to comply with only the highest ethical standards of conduct and, if we become aware of a potential or alleged violation of such standards, to conduct an appropriate investigation and to take appropriate remedial action when warranted. We will report the outcome of the Company’s investigation as soon as it is completed.”
Mesa currently operates 185 aircraft with over 1,100 daily system departures to 184 cities, 45 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.